Exhibit 10.15

[Name of Executive]

TIME BASED

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”), dated as of _________ (the “Grant Date”), is between _____________ (the “Executive”) and Host Hotels & Resorts, Inc. (“Company”), a Maryland corporation, and governs a grant of Restricted Stock Units (“RSUs”) to the Executive pursuant to the Host Hotels & Resorts 2009 Comprehensive Stock and Cash Incentive Plan (the “Plan”).  Capitalized terms not explicitly defined in this Agreement have the definitions ascribed to them in the Plan or in Exhibit A hereto.  The Company and the Executive agree as follows:

1.Grant of Restricted Stock Units.  Subject to, and in accordance with the terms, conditions and restrictions set forth in the Plan and in this Agreement, the Company hereby grants __________   RSUs to the Executive, each of which represents the right to receive one share of Common Stock upon vesting of such RSU.

2.Vesting Schedule and Release. The RSUs subject to this Agreement shall become vested in 3 (three) installments over the three-year period with the first installment occurring on the first anniversary of the Grant Date, provided that the Executive is employed by the Company on each applicable vesting date. The determination of vesting in the RSUs shall be made by the Compensation Policy Committee (the “Committee”) of the Board of Directors of the Company in its sole discretion.

In the event that a vesting date falls on a Saturday or Sunday or a day on which the New York Stock Exchange is not open for the transaction of business, then the applicable portion of the RSUs shall vest on the next business day.  Except as provided in Section 14 e, the shares shall be released by the Company and the restrictions shall be removed from the shares within thirty (30) days following each applicable vesting date.

3.Dividends. If the Company declares a cash dividend payable to stockholders of Common Stock that is payable to stockholders of record after the Grant Date and before the RSUs are vested in accordance with this Agreement, the Executive will be entitled to be credited with an amount equal to such cash dividend per share payable per share of Common Stock (a “Dividend Equivalent Right”), which shall accrue in cash without interest.

The Dividend Equivalent Rights will be subject to the same terms, conditions, and restrictions of this Agreement as are the RSUs to which they relate and will be payable at the same time as the underlying RSUs are settled and released following vesting of such RSUs.  None of the RSUs will be issued (nor will the Executive have any of the rights of a stockholder with respect to the underlying shares) and no Dividend Equivalent Rights (if any) will be paid until the vesting and other conditions under the Agreement and Plan are satisfied. If such RSUs are forfeited, the Executive shall have no right to such Dividend Equivalent Rights.

4.RSU Account. The Company shall cause an account (the “Unit Account”) to be established and maintained on the books of the Company to record the number of RSUs credited to the Executive under the terms of this Agreement. Prior to actual distribution of any shares or payment of any Dividend Equivalent Rights pursuant to the vesting of any RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.  Accordingly, the Executive’s interest in the Unit Account shall be that of a general, unsecured creditor of the Company.

5.No Rights as Stockholder; Change in Shares.  The Executive’s interest in the RSUs shall not entitle the Executive to any rights or privileges as a stockholder of the Company. The Executive shall not be deemed to have any of the rights or privileges of a stockholder of the Company in respect of the RSUs or the shares deliverable under the Agreement unless and until the RSUs vest and electronic delivery representing such shares has been completed, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Executive.  After such issuance, recordation and delivery, the Executive shall have all the rights of a stockholder of the Company with respect to voting such shares and receipt of dividends and distributions on such shares. In the event any or all of the shares subject to the RSUs are split, or combined, or in any other manner changed, modified or amended, or the Company is recapitalized, restructured, or reorganized, the RSUs may be adjusted as provided in Article 12 of the Plan.

6.Restrictions and Forfeiture.

a. No Assignment or Transfer.  The Executive shall not sell, pledge, transfer, subject to lien, assign, encumber or otherwise hypothecate the RSUs unless and until the RSUs have vested, and shares have been issued, recorded and delivered and all other terms and conditions set forth in this Agreement and the Plan have been satisfied.  Any attempt to do so contrary to the provisions of this Agreement shall be null and void.

b. Recoupment Policy.  The RSU are subject to the terms and conditions of the Company’s Compensation Recoupment Policy (such policy, as it may be amended from time to time, the “Recoupment Policy”).  The Recoupment Policy provides for determinations by the Board that, as a result of, in whole or in part, fraud, intentional misconduct, or illegal behavior by the Executive, the Company’s financial results were restated or materially misstated (a “Policy Restatement”).  In the event of a Policy Restatement, the Board may require, among other things (i) cancellation of any of the RSUs that remain outstanding; and/or (ii) reimbursement of any gains in respect of the shares vested, if and to the extent determined by Board under the Recoupment Policy.  Any determination made by the Board shall be binding upon the Executive. The Recoupment Policy is in addition to any other remedies which may be otherwise available at law, or in equity to the Company.

c. Repayment/Forfeiture. Any benefits that the Executive may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements of the U.S. Securities and Exchange Commission or any applicable law, rule or regulation, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations thereunder, as may be in effect from time to time.

d. Stock Ownership & Retention. The Restricted Stock is subject to the Company’s Stock Ownership and Retention Policy as it may be amended from time to time.

7.No Right to Other Long-Term Incentive Awards.  The Executive understands and agrees that (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of RSUs is voluntary and does not create any contractual or other right or entitlement to receive future grants of RSUs or other equity, or benefits in lieu of RSUs, even if RSUs have been granted in the past; and (c) all determinations with respect to future grants of RSUs, if any, including the grant date, the number of RSUs granted and the applicable vesting terms, will be at the sole discretion of the Committee.

8.No Effect on Employment.  This Agreement is not an employment contract.  The terms of the Executive’s employment are not affected or changed in any way by the grant of RSUs, and neither the Plan nor this Agreement afford the Executive any rights to compensation or damages, including for loss or potential loss that the Executive may suffer by reason of the RSUs (including any Dividend Equivalent Rights) not vesting as a result of the termination of the Plan, forfeiture of the RSUs or the termination of the Executive’s employment.

9.The Plan.  The RSUs awarded by the Committee and described in this Agreement are made in accordance with and subject to the Plan.  The terms of this Agreement are intended to be in full accordance with the Plan.  However, in the event of any potential or actual conflict between any term of this Agreement and the Plan, this Agreement shall automatically be amended to comply with the terms of the Plan.

10.Modifications to Agreement.  This Agreement together with any Exhibits represents the full and complete understanding between the Executive and the Company on the subjects covered.  The Executive expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations or inducements other than those contained in this Agreement.  Except as otherwise provided in the Plan, this Agreement cannot be modified or changed by any prior or contemporaneous or future oral agreement of the parties.  Except as otherwise provided in the Plan, this Agreement shall only be modified by the express written agreement of the parties.

11.Binding Agreement.  This Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

12.Address for Notices.  Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, Host Hotels & Resorts, 6903 Rockledge Drive, Bethesda, MD 20817, Attention: Human Resources, or at such other address as the Company may designate in writing.

13.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to choice of law or conflict of law rules.

14.Termination; Retirement.

a. This Agreement is subject to the Company’s Severance Plan, attached hereto.  Subject to Sections 14 b, c, or d below, in the event that the Executive’s employment with the Company terminates for any reason, including but not limited to, by the Company for Cause or by the Executive without Good Reason, then any unvested RSUs shall be forfeited and all of the Executive’s rights hereunder with respect to such unvested RSUs shall cease as of the effective date of termination (the “Termination Date”).

b. All RSUs granted hereunder shall become immediately fully vested as of the Termination Date and settled in accordance with Section 14 e if the Executive’s employment with the Company shall be terminated:

(i)  by the Company due to, or during, the Executive’s Disability or due to the Executive’s death; or

(ii) by the Company without Cause following a Change in Control, or by the Executive with Good Reason following a Change in Control, subject in each case to the execution of a Release Agreement between the Executive and the Company.

c. Subject to the execution and effectiveness of a Release Agreement, if the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive with Good Reason not following a Change in Control while any RSUs remain unvested, then the Executive shall immediately vest in the number of unvested RSUs which had been scheduled to vest pursuant to Section 2 of this Agreement during the twelve month period following the Termination Date.

d. If the Executive’s employment with the Company is terminated due to Executive’s Retirement and if the Termination Date occurs after December 31 of the Performance Year, then, subject to the consent of the Committee, Executive shall immediately vest in the then unvested portion of the RSUs.

e. Payment in respect of awards that vest pursuant to this Section 14 will occur no later than March 15 of the year following the year in which the applicable RSUs vest. Any distribution or delivery to be made to the Executive under this Agreement shall, if the Executive is then deceased, be made to the Executive’s designated beneficiary, or if no beneficiary survives the transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

15.Taxation.  Regardless of any action the Company and/or the Subsidiary or affiliate employing the Executive (the “Employer”) take with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Executive’s participation in the Plan and legally applicable to the Executive (“Tax-Related Items”), the Executive acknowledges that the ultimate liability for all Tax-Related Items is and remains the Executive’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Executive further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the issuance of shares in settlement of the RSUs, the subsequent sale of shares acquired at vesting and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the RSUs to reduce or eliminate the Executive’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Executive has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Executive acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Executive shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In the event the Executive fails to pay or make such adequate arrangements, as determined by the Company and/or the Employer, the Executive hereby authorizes the Company and/or the Employer, or their respective agents, at their discretion and without any notice or authorization by Executive, to satisfy the obligations with regard to all Tax-Related Items by withholding in shares to be issued upon vesting/settlement of the RSUs.

In the event the Company withholds shares to satisfy Tax-Related Items, the Company shall withhold an amount of shares equal to the maximum statutory withholding amount in the applicable jurisdiction (rounded down to the nearest whole share), or such lesser amount as may be determined by the Executive or the Committee using the Fair Market Value on the date such shares are withheld.   If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, the Executive is deemed to have been issued the full number of shares subject to the vested RSUs, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Executive’s participation in the Plan. No fractional shares will be withheld or issued pursuant to the grant of RSUs and the issuance of shares thereunder.

Finally, the Executive shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Executive’s participation in the Plan that cannot be satisfied by the means previously described. The Executive hereby agrees to indemnify and keep indemnified the Company, any subsidiary, any parent and the Employer, if different, from and against any liability for or obligation to pay any liability for income tax, employee’s National Insurance contributions (if applicable) or any other social security contributions and employment related taxes wherever in the world arising that is attributable to (1) the grant or any benefit derived by the Executive from the RSUs, (2) the vesting of the RSUs, distribution of shares and the removal of restrictions on the RSUs and shares, or (3) the disposal of any RSUs or shares. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares, if the Executive fails to comply with the Executive’s obligations in connection with the Tax-Related Items. The Executive shall have no further rights with respect to any shares that are retained by the Company pursuant to this provision, and under no circumstances will the Company be required to issue any fractional shares.

16.Confidential Information. In consideration of the grant of RSUs (including any

Dividend Equivalent Rights) the Executive hereby agrees that the Company and/or its affiliates has made and will make available to the Executive, and the Executive will have access to, certain Confidential Information (as defined herein) of the Company and its affiliates.  The Executive acknowledges and agrees that any and all Confidential Information learned or obtained by the Executive during the course of the Executive’s employment with the Company or any of its affiliates, whether developed by the Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company and its affiliates.  Accordingly, the Executive shall at all times keep all Confidential Information confidential and will not use such Confidential Information other than in connection with the Executive’s discharge of Executive’s employment with the Company and/or its affiliates, and will safeguard the Confidential Information from unauthorized disclosure.  This covenant is not intended to, and does not limit in any way the Executive’s duties and obligations to the Company and its affiliates the Company’s Code of Business Conduct and Ethics or to the Company and its affiliates under statutory and common law not to disclose or make personal use of the Confidential Information or trade secrets.

17.Electronic Communications.  The Company and its affiliates may choose to deliver any documents related to your current or future participation in the Plan by electronic means.  By accepting this grant, the Executive consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents, including all materials required to be distributed pursuant to applicable securities laws. The Company has established procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan).  The Executive consents to such procedures and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.  The Executive agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.  The Executive understands that, unless earlier revoked by the Executive, this consent shall be effective for the duration of the Agreement and that he or she shall have the right at any time to request written copies of any and all materials referred to above.

18.Insider-Trading Notification.  The Executive should be aware of the insider-trading rules and acknowledges review of the Company’s Insider Trading Policy Statement, which, may affect the sale of shares issued to the Executive upon settlement of the RSUs.  In particular, the Executive may be prohibited from effectuating certain transactions involving shares if the Executive has material nonpublic information about the Company.  If the Executive is uncertain whether the insider-trading rules are applicable, the Executive should consult with a personal legal advisor.

19.Data Privacy.  By signing this Agreement, the Executive acknowledges and agrees that the Company and any of its affiliates is permitted to hold and process personal (and sensitive) information and data about the Executive as part of its personnel and other business records; and may use such information in the course of the Company’s (or any Company affiliate’s) business.  The Executive agrees that the Company and any Company affiliate may disclose such information to third parties, including where they are situated outside the European Economic Area, the United States or such other area in which the Executive may be located, in the event that such disclosure is in the Company’s or one of its affiliate’s view required for the proper conduct of the Company’s and/or one of its affiliate’s business.  Note that countries outside the European Economic Area may not provide for a similar level of data protection as within the European Economic Area pursuant to the European Data Protection Directive 95/46/EC.  This Section applies to information held, used or disclosed in any medium.

20.Designation of Beneficiary. The executive may designate a beneficiary on the Stock Plan Beneficiary form that will be provided.

Accepted by the Executive:	For the Company:

Joanne G. Hamilton Executive Vice President, HR

Exhibit 10.15

EXHIBIT A

Definitions.  Whenever the following capitalized terms are used in this Agreement they shall have the meanings set forth below, unless the context clearly indicates otherwise.  Capitalized terms used in this Agreement and not defined herein shall have the meaning ascribed to them in the Plan.

“Cause” shall have the meaning set forth in Section 2.4 of the Severance Plan.

“Change in Control” shall have the meaning set forth in Section 2.5 of the Severance Plan.

“Confidential Information” shall mean all confidential and proprietary information of the Company, and its affiliates, including, without limitation, financial information, contracts and agreements, strategic and business plans concerning the Company, its business, assets or prospects and any and all analyses related thereto, offers, proposals and analyses related to acquisitions, dispositions and other transactions, contractor, supplier and vendor lists and information, designs, software systems, codes, marketing studies, research, reports, investigations, trade secrets or other information of similar character.  Confidential Information shall not include (i) information which is generally available to the public, (ii) information obtained by the Executive from third persons other than employees of the Company, its subsidiaries, and affiliates not under agreement to maintain the confidentiality of the same, and (iii) information which is required to be disclosed by law or legal process.”

“Disability” shall have the meaning set forth in Section 2.6 of the Severance Plan.

“Good Reason” shall have the meaning set forth in Section 2.10 of the Severance Plan.

“Performance Year” shall mean calendar year of the Grant Date, which is 2019.

“Release Agreement” shall have the meaning set forth in Section 2.15 of the Severance Plan.

“Retirement” shall mean, with the consent of the Committee, the voluntary termination of Executive’s employment with the Company by the Executive where (i) the Executive’s full-time employment with the Company equals or exceeds five (5) years of service and (ii) the Executive’s age plus years of service with the Company as a full time Employee equals or exceeds 68.

“Severance Plan” shall mean the “Host Hotels & Resorts, Inc. Severance Plan for Executives”, together with all amendments.